Peter  Maniscalco
Certified  Public Accountant
500 North Broadway, Suite 163
Jericho,  New  York,  11753
Office:  516 827 1100,  Fax:  516 827 1101

February  20,  2001

We consent to having our audited and other financial statements appear in a registered offering for Power Save International Inc.

Very truly yours, signed,

Peter  Maniscalco,  CPA.



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